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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111895

Prospectus

5,700,000 Shares

Guess?, Inc.
Common Stock

        The selling stockholders who are identified in this prospectus may offer and sell from time to time up to 5,700,000 shares of common stock of Guess?, Inc. by using this prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders. For more information, please refer to "Selling Stockholders" on page 10 of this prospectus.

        Our common stock is traded on the New York Stock Exchange (NYSE) under the ticker symbol "GES." On February 24, 2004, the closing price of our common stock, as reported by the NYSE, was $15.61 per share.

        Our principal executive offices are located at 1444 South Alameda Street, Los Angeles, California 90021, Attention: Investor Relations. Our telephone number at that location is (213) 765-3100.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 25, 2004

ii

Risk Factors

        You should carefully consider the following factors and other information in this prospectus and any accompanying prospectus supplement before deciding to invest in the shares of our common stock. Additional risks which we do not presently consider material, or of which we are not currently aware, may also have an adverse impact on us.

Risks of Our Business

Demand for our merchandise may decrease and the appeal of our brand image may diminish if we fail to identify and rapidly respond to consumers' fashion tastes.

        The apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our brand image and our profitability are heavily dependent upon both the priority our target customers place on fashion and on our ability to anticipate, identify and capitalize upon emerging fashion trends. Current fashion tastes place significant emphasis on a fashionable look. In the past this emphasis has increased and decreased through fashion cycles. If we fail to anticipate, identify or react appropriately, or in a timely manner, to fashion trends, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products and could have a material adverse effect on our results of operations and financial condition.

Revenue from our wholesale customers has decreased by more than 50% since 2000. If this trend continues, it could have a material adverse effect on our financial condition.

        Our revenue from wholesale customers has decreased from approximately $348.9 million in 2000, to $260.1 million in 2001 and $159.6 million in 2002, or 54.3% over the past two years. We have realized a decrease in revenue over the last two years due to the licensing out of our kids business in the first quarter of 2002, cautious purchasing by department store buyers in response to lower consumer spending and higher allowances, a decrease in the number of locations in which our product is sold, the promotional environment at retailers and decreased sales in Asia. If this trend continues, it may materially affect our financial condition, unless we can offset this trend with revenues from other segments.

Our wholesale business is highly concentrated. The decision by any of our large customers to decrease their purchases of our products or stop carrying our products could have a material adverse effect on our results of operations and financial condition.

        In 2002, 8.9% of our net revenue came from Bloomingdale's, Macy's and other affiliated stores owned by Federated Department Stores. No other single customer or group of related customers accounted for more than 5% of our net revenue in 2002. Continued consolidation in the retail industry could further decrease the number of, or concentrate the ownership of, stores that carry our and our licensees' products. Also, as we expand the number of our retail stores, we run the risk that our wholesale customers will perceive that we are increasingly competing directly with them, which may lead them to reduce or terminate purchases of our products. In addition, in recent years there has been a significant increase in the number of designer brands seeking placement in department stores, which makes any one brand potentially less attractive to department stores. If any one of our major customers decides to decrease purchases from us, to stop carrying GUESS? products or to carry our products only on terms less favorable to us, our sales and profitability could significantly decrease. This could have a material adverse effect on our results of operations and financial condition.

We could find that we are carrying excess inventories if we fail to anticipate consumer demand, if our international vendors do not supply quality products on a timely basis, if our merchandising strategies fail or if we do not open new and remodel existing stores on schedule.

        We currently purchase approximately 80% of our finished products from international vendors. Consequently, we must commit to styles and fabrics well in advance of the applicable fashion season. Because of this commitment, the products we eventually receive might not be consistent with constantly changing consumer tastes. Further, even if we correctly anticipate consumer fashion trends, our vendors could fail to supply the quality products and materials we require at the time we need them. Moreover, we could fail to effectively market or merchandise these products once we receive them. Lastly, we could fail to open new or remodeled stores on schedule, and inventory purchases made in anticipation of such store openings could remain unsold. Any of the above factors could cause us to experience excess inventories and higher markdowns, which in turn could have a material adverse effect on our results of operations and financial condition.

We contributed most of our royalties under many of our trademark license agreements to a financing subsidiary, and these contributed royalties are being used as a primary asset for payment of obligations under $75 million of secured notes. If the revenue stream generated by these contributed royalties does not exceed the amounts payable under the notes from time to time, there may not be any royalties for the subsidiary to distribute to us.

        We contributed the royalties under 14 of our 24 trademark license agreements, including our top five license agreements that accounted for 60.9% of our net licensing royalties in 2002, to a financing subsidiary. These contributed royalties are being used for payment of secured notes with a current amount outstanding of $66.8 million until the notes are paid in full. In 2002, our royalty revenues from these 14 agreements aggregated approximately $31.5 million, or approximately 5.4% of our net revenues. Our minimum royalty payments under those licensing agreements through 2009 will total approximately $127 million. The net present value of those payments, discounted at 6.75%, is approximately $101.5 million. If the revenue stream generated by these contributed royalties does not exceed the amounts payable under the notes from time to time, there may not be any royalties for the subsidiary to distribute to us.

One of our indirect, wholly owned subsidiaries recently pledged all of our right, title and interest in a number of our trademarks and license agreements as collateral for the guarantee of the payment of secured notes with a current amount outstanding of $66.8 million. If the note holders foreclose on the collateral, then we may lose all of our right, title and interest in those trademarks and revenues under those licensing agreements.

        We recently contributed all of our right, title and interest in a number of our trademarks and domestic and largest European license agreements to a newly created, wholly owned subsidiary, Guess? IP Holder L.P., or IP Holder. IP Holder contributed all royalties due and to become due under those license agreements to another of our indirect, wholly owned subsidiaries, Guess? Royalty Finance LLC, or Royalty Finance. Royalty Finance then issued $75 million secured notes due 2012, pledging future royalties due under those license agreements, which are its primary assets. IP Holder guaranteed the payment of the notes issued by Royalty Finance and pledged a number of our trademarks and license agreements as collateral for payment of its guarantee of the notes. IP Holder also granted a security interest in those trademarks and licensing agreements for the performance of its obligations to contribute the royalties on the license agreements to Royalty Finance. If the note holders seek to collect from IP Holder as guarantor of the notes and IP Holder cannot meet the obligations under the notes, then the note holders may foreclose on those trademarks and license agreements. Also, if IP Holder does not contribute future royalties under the licensing agreements to Royalty Finance, then Royalty Finance may foreclose on the those trademarks and license agreements. In either of these situations, the note holders would have a first priority interest in a number of our trademarks and domestic and largest European license agreements, and we would not receive any proceeds from these assets until the note holders have been paid in full.

If certain events happen, we could lose our role as "servicer" of the trademarks and license agreements pledged by one of our wholly owned subsidiaries as collateral for its guarantee of the payment of the secured notes of another wholly owned subsidiary. If another party is appointed "servicer", that party could issue new licenses or modify existing licenses in a manner that negatively impacts our overall brand performance and ultimately results in a decline in value of all our trademarks.

        When we transferred all our right, title and interest in a number of our trademarks and domestic and largest European license agreements to one of our wholly owned subsidiaries and that subsidiary pledged those trademarks and license agreements as collateral for the guarantee of the payment of secured notes issued by another of our wholly owned subsidiaries, we were appointed as servicer of the trademarks and license agreements. If certain events happen, such as the bankruptcy of Guess?, Inc. or the underperformance of these licenses producing royalties at a rate below specified trigger levels, we may be terminated as servicer of those trademarks and license agreements. A new servicer could be appointed and that servicer would have the authority to issue new license agreements and modify existing license agreements, with the likely goal of improving short-term cash flow and repaying the secured notes. In order to accomplish this goal, the new servicer may sacrifice the long-term value of the trademarks by, among other things, approving new distribution channels of our products that we currently do not use (such as discount retailers) and reducing some of the quality requirements of the products our licensees sell. These actions could impact our overall brand performance and could ultimately result in a decline in value of all our trademarks.

Since we do not control our licensees' actions and we depend on our licensees for a substantial portion of our earnings from operations, their conduct could harm our business.

        We license others to produce and market products that are sold with our trademarks. Worldwide sales of licensed products (as reported to Guess? by its licensees) were approximately $535 million in 2002. Guess?'s net royalties from these sales, including fees from new licensees, were $36.9 million and $39.0 million in 2001 and 2002, respectively. If the quality, focus, image or distribution of our licensed products diminish, consumer acceptance of and demand for the GUESS? brand and products could decline. This could materially and adversely affect our business and results of operations. In 2002, approximately 60.9% of our net royalties were derived from our top five licensed product lines, all of which have been contributed to our subsidiary and pledged to secure the ultimate payment of secured notes issued by another of our indirect, wholly owned subsidiaries. A decrease in customer demand for any of these product lines could have a material adverse effect on our results of operations and financial condition.

We depend on our intellectual property, and our methods of protecting it may not be adequate.

        Our success and competitive position depend significantly upon our trademarks and other proprietary rights. We take steps to establish and protect our trademarks worldwide. Despite any precautions we may take to protect our intellectual property, policing unauthorized use of our intellectual property is difficult, expensive and time consuming, and we may be unable to determine the extent of any unauthorized use. We also place significant value on our trade dress and the overall appearance and image of our products. However, we cannot assure you that we can prevent imitation of our products by others or prevent others from seeking to block sales of GUESS? products for violating their trademarks and proprietary rights. We also cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of GUESS?, that our proprietary rights would be upheld if challenged or that we would, in that event, not be prevented from using our trademarks, any of which could have a material adverse effect on our financial condition and results of operations. Further, we could incur substantial costs in legal actions relating to our use of intellectual property or the use of our intellectual property by others; even if we are successful, the costs we incur could have a material adverse effect on us. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

If we open new retail stores more rapidly than in the past, we could strain our resources and may be less effective in executing our business.

        During 2002, we opened 24 new stores in the United States and Canada and increased our retail square footage by 9.1% to 1,277,000 square feet. During the first nine months of 2003, we opened 12 new stores in the United States and Canada and increased our retail square footage by 4.0% to 1,328,000 square feet. We plan to continue opening new stores in the United States and Canada in 2004. This expansion effort will place increased demands on our managerial, operational and administrative resources that could prevent or delay the successful opening of new stores as well as adversely impact the performance of our existing stores.

We may be unsuccessful in implementing our planned retail expansion, which could harm our business and negatively affect our results of operations.

        To open and operate new stores successfully, we must:

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  identify desirable locations, the availability of which is out of our control;

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  negotiate acceptable lease terms, including desired tenant improvement allowances;

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  build and equip the new stores;

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  source sufficient levels of inventory to meet the needs of the new stores;

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  hire, train and retain competent store personnel;

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  successfully integrate the new stores into our existing operations; and

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  satisfy the fashion preferences of customers in the new geographic areas.

        Any of these challenges could delay our store openings, prevent us from completing our store opening plans or hinder the operations of stores we do open. We cannot be sure that we can successfully complete our planned expansion or that our new stores will be profitable. Such things as unfavorable economic and business conditions and changing consumer preferences could also interfere with our plans to expand.

Our two most senior executive officers are the selling stockholders and own a majority of our common stock. Their interests may differ from the interests of our other stockholders.

        As of January 9, 2004, Maurice and Paul Marciano, the selling stockholders and our two most senior executive officers, collectively beneficially owned 67.9% of our outstanding shares of common stock. These officers may have different interests than our other stockholders and, accordingly, they may direct the operations of our business or use the proceeds of this offering in a manner contrary to the interests of our other stockholders. As long as these officers own a majority of our common stock, they will effectively be able to:

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  elect our directors;

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  amend or prevent amendment of our Restated Certificate of Incorporation or Bylaws;

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  effect or prevent a merger, sale of assets or other corporate transaction; and

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  control the outcome of any other matter submitted to our stockholders for vote.

        Their stock ownership, together with the anti-takeover effects of certain provisions of applicable Delaware law and our Restated Certificate of Incorporation or Bylaws, may allow them to delay or prevent a change in control that may be favored by our other stockholders, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our common stock price.

Our failure to attract and retain our existing senior management team and other key personnel could adversely affect our business.

        Our business requires disciplined execution at all levels of our organization in order to ensure the timely delivery of merchandise in appropriate quantities to our stores and our wholesalers' stores. This execution requires experienced and talented management in design, production, merchandising and advertising. Our success depends upon the personal efforts and abilities of our senior management, particularly Maurice and Paul Marciano, and other key personnel. Although we have recently recruited several key executives with relevant industry expertise, the extended loss of the services of one or both of the Marcianos or other key personnel could materially harm our business. Although we are the beneficiary of a $10 million "key man" insurance policy on the life of Paul Marciano, we do not have any other "key man" insurance with respect to either of the Marcianos or other key employees, and any of them may leave us at any time, which could severely disrupt our business and future operating results.

Much of our business is international and can be disrupted by factors beyond our control.

        We have been reducing our reliance on domestic contractors and expanding our use of offshore manufacturers as a cost-effective means to produce our products. During 2002, we sourced approximately 80% of our finished products from third-party suppliers located outside the United States. In addition, we have been increasing our international sales. In 2002, 2.4% of our net revenue was from net royalties paid by international licensees, as compared to 1.8% during 2001. We have also been increasing our purchases of fabrics outside of the United States.

        As a result of our increasing international operations, we face the possibility of greater losses from a number of risks inherent in doing business in international markets and from a number of factors which are beyond our control. Such factors that could harm our results of operations and financial condition include, among other things:

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  political instability or acts of terrorism, which disrupt trade with the countries in which our contractors, suppliers or customers are located;

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  local business practices that do not conform to legal or ethical guidelines;

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  adoption of additional or revised quotas, restrictions or regulations relating to imports or exports;

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  additional or increased customs duties, tariffs, taxes and other charges on imports;

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  significant fluctuations in the value of the dollar against foreign currencies;

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  economic instability in the foreign markets in which we do business, which could influence our ability to sell our products in these international markets; and

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  restrictions on the transfer of funds between the United States and foreign jurisdictions.

        Our imports are limited by textile agreements between the United States and a number of foreign jurisdictions, including Hong Kong, China, Taiwan and South Korea. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow the United States to limit the importation of categories of merchandise that are not now subject to specified limits. The United States and the countries in which our products are produced or sold may also, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. In addition, none of our international suppliers or international manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and import quota capacity. If we were unable to obtain our raw materials and finished apparel from the countries where we wish to purchase them, either because room or space under the necessary quotas was unavailable or for any other reason, or if the cost of doing so should increase, it could have a material adverse effect on our results of operations and financial condition.

Our involvement in lawsuits, both now and in the future, could negatively impact our business.

        We currently are a defendant in lawsuits and have been involved in a variety of other legal proceedings in the past. Although we intend to vigorously defend the claims against us, if any of the claims in these lawsuits or a future lawsuit are resolved unfavorably to us, we may be required to pay substantial monetary damages or pursue alternative business strategies. This could have a material adverse effect on our business. In addition, our defense of these actions has resulted, and may continue to result, in substantial costs to us as well as require the significant dedication of management resources. If we choose to settle any of these lawsuits, the settlement costs could have a material adverse effect on our cash resources and financial condition.

Violation of labor laws and practices by us or our licensees, contractors or suppliers could harm our business.

        We promote and follow applicable legal and ethical business practices through our internal and vendor operating guidelines. However, we do not control our licensees', contractors' or suppliers' labor practices. The violation of labor or other laws by us or any of our licensees, contractors or suppliers, or divergence of a licensee's, contractor's or supplier's labor practices from those generally accepted as ethical in the United States, could harm the value of our trademarks and the quality of our products.

Our success depends on maintaining good working relationships with our suppliers and manufacturers.

        We do not own or operate most of our production equipment, and we depend on independent contractors to supply our fabrics and to manufacture our products to our specifications. We do not have long-term contracts with any suppliers or manufacturers, and our business is dependent on continued good relations with our vendors. In addition, none of our suppliers or manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and international import quota capacity. If our vendors or manufacturers fail to ship our fabrics or products on time or to meet our quality standards or are unable to fill our orders, we might not be able to deliver products to our retail stores and wholesale customers on time or at all.

        Moreover, our manufacturers have at times been unable to deliver finished products in a timely fashion. This has led to an increase in our inventory, causing a decrease in our profitability. As there are a limited number of qualified, offshore manufacturers, it could take significant time to find alternative manufacturers, which could result in our missing retailing seasons or our wholesale customers' canceling orders, refusing to accept deliveries or requiring that we lower selling prices. Since we cannot return merchandise to our manufacturers, we could also have a significant amount of unsold merchandise. Any of these problems could harm our financial condition and results of operations.

We rely on third parties and our own personnel for upgrading and maintaining our management information and accounting systems. If these parties do not perform these functions appropriately, our business could be disrupted.

        The efficient operation of our business is very dependent on our information and accounting systems. In particular, we rely heavily on the automated sortation system used in our distribution center and the merchandise management system used to track sales and inventory. We depend on our vendors to maintain and periodically upgrade these systems for the continued ability of these systems to support our business as we expand. The software programs supporting our automated sorting equipment and processing our inventory management information were licensed to us by independent software developers. The inability of these developers to continue to maintain and upgrade our software programs could result in incorrect information being supplied to management, inefficient ordering and replenishment of products and disruption of our operations if we are unable to convert to alternate systems in an efficient and timely manner.

Risks of Our Industry

Changes in the economy and trends in consumer confidence may adversely affect our ability to generate revenues.

        The industry in which we operate is cyclical. Purchases of apparel and related merchandise tend to decline during recessionary periods and also may decline at other times. Reduced levels of consumer spending can also result from (i) changes in interest rates, (ii) the availability of consumer credit, (iii) changes in taxation rates, (iv) consumer confidence in future economic conditions, and (v) reduced levels of consumer disposable income. Due to these cyclical factors in the retail industry, we may not able to maintain our growth in revenues or earnings, or remain profitable in the future.

        Actual or potential terrorist acts and other conflicts in recent periods have also created significant instability and uncertainty in the world and may have additional effects in the future. These may include causing consumers to defer purchases or preventing our suppliers and service providers from providing required services or materials to us. These or other impacts could materially and adversely affect our operating results and stock price.

The apparel industry is highly competitive, and we may face difficulties competing successfully in the future.

        We operate in a highly competitive industry with low barriers to entry. We compete with many apparel manufacturers and distributors and many well-known designers, some of whom have substantially greater resources than we do and some of whose products are priced lower than ours. Our retail and factory outlet stores compete with many other retailers, including department stores, some of whom are our major wholesale customers. Our licensed apparel and accessories compete with many designer and non-designer lines and well-known brands. Within each of our geographic markets, we also face significant competition from global and regional branded apparel companies, as well as retailers that market apparel under their own labels. These and other competitors pose significant challenges to our market share in our existing major United States and foreign markets. In addition, our larger competitors may be better able than we to adapt to changing conditions that affect the competitive market. Also, our industry has low barriers to entry that allows the introduction of new products or new competitors at a faster pace. Any of these factors could result in reductions in sales or prices of GUESS? products and could have a material adverse effect on our results of operations and financial condition.

Risks of This Offering

The sale of stock by Maurice Marciano and Paul Marciano, both directors, Co-Chairmen and Co-Chief Executive Officers of Guess? who currently own approximately 67.9% of our common stock, may lower the value of our common stock and, if coupled with future sales by Paul and/or Maurice Marciano, may increase the likelihood of a change in control.

        Pursuant to this prospectus, Messrs. Maurice and Paul Marciano, both directors, Co-Chairmen and Co-Chief Executive Officers of Guess?, may sell some of their shares of our common stock. Maurice Marciano currently beneficially owns approximately 38.3% of our common stock and Paul Marciano currently beneficially owns approximately 29.6% of our common stock. Assuming that Maurice and Paul Marciano had sold, as of January 9, 2004, all of the shares available for sale under this prospectus, they would nonetheless have continued to beneficially own 54.9% of the outstanding shares of our common stock as of such date. Both Messrs. Marciano are members of our board of directors. The sale of substantial amounts of their stock in the public market, or the belief that these sales may occur, could reduce the market price of our stock.

The price of our common stock could decline substantially if our quarterly results of operations, comparable store sales, sales per square foot, wholesale operations or royalty net revenue decline or do not meet the expectations of research analysts or investors.

        Our quarterly results of operations for our individual stores, our wholesale operations and our royalty net revenue have fluctuated in the past and can be expected to fluctuate in the future. Further, if our retail store expansion plan fails to meet our expected results, our overhead and other related expansion costs would increase without an offsetting increase in sales and net revenue. This could have a material adverse effect on our results of operations and financial condition.

        Our net revenue and operating results are typically lower in the second quarter of our fiscal year due to general seasonal trends in the apparel and retail industries. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

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  shifts in consumer tastes and fashion trends;

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  the timing of new store openings and the relative proportion of new stores to mature stores;

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  calendar shifts of holiday or seasonal periods;

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  changes in our merchandise mix;

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  the timing of promotional events;

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  actions by competitors;

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  weather conditions;

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  changes in style;

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  changes in the business environment;

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  population trends;

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  changes in patterns of commerce such as the expansion of electronic commerce; and

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  the level of pre-operating expenses associated with new stores.

        An unfavorable change in any of the above factors could have a material adverse effect on our results of operations and financial condition.

Our stock price has been and may continue to be volatile.

        Since our common stock began publicly trading in 1996, the daily closing price of our stock has ranged from $3.32 to $32.00. The market price of our common stock is likely to fluctuate, both because of actual and perceived changes in our operating results and prospects and because of general volatility in the stock market. The market price could continue to fluctuate widely in response to factors such as:

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  actual or anticipated variations in our results of operations;

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  the addition or loss of suppliers, customers and other business relationships;

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  changes in financial estimates of, and recommendations by, securities analysts;

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  conditions or trends in the apparel and consumer products industries;

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  additions or departures of key personnel;

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  sales of our common stock;

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  general market and economic conditions; and

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  other events or factors, many of which are beyond our control.

        Fluctuations in price and trading volume of our stock in response to factors like these could be unrelated or disproportionate to our actual operating performance.

We have never paid dividends on our common stock and do not plan to do so in the future.

        Our equity securities are entitled to receive any dividends that may be declared by our board of directors. We have not paid any cash dividends on our common stock and we do not expect to pay cash dividends in the future. Also, our senior credit facility prohibits us from paying dividends to our stockholders. We intend to retain any future earnings to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should not purchase our common stock.

Forward-Looking Statements

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this prospectus. You should carefully consider the information set forth under "Risk Factors" in this prospectus.

Use of Proceeds

        All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Selling Stockholders

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling stockholders as of January 9, 2004 and the number of shares which may be offered pursuant to this prospectus for the account of the selling stockholders or their respective transferees from time to time.

Name and Address of Selling Stockholder	Shares Owned Prior to the Offering	Shares Available for Sale Under this Prospectus	Shares Owned After the Offering	Percent Owned After Completion of the Offering
Maurice Marciano Trust (2000 Restatement) (1) 1444 S. Alameda Street Los Angeles, CA 90021	16,679,559	2,900,000	13,779,559	31.55	% (3)
Paul Marciano Trust, dated 2/20/86 (2) 1444 S. Alameda Street Los Angeles, CA 90021	12,791,898	2,800,000	9,991,898	22.88	% (3)

(1)
Maurice Marciano, the sole trustee and principal beneficiary of the Maurice Marciano Trust (2000 Restatement), co-founded Guess? in 1981 and has served as Co-Chairman of the Board and Co-Chief Executive Officer since November 15, 1999. Maurice Marciano served as Chairman of the Board and Chief Executive Officer of Guess? from August 1993 to November 15, 1999. Maurice Marciano served as President of Guess? from June 1990 to September 1992 and as Executive Vice President from 1981 until June 1990. Maurice Marciano's direct supervisory responsibilities include design, merchandising and manufacturing. Additionally, Maurice Marciano, along with Paul Marciano, is responsible for Guess?'s corporate marketing. From February 1993 to May 1993, Maurice Marciano was Chairman, Chief Executive Officer and Director of Pepe Clothing USA, Inc. Maurice Marciano has served as a director of Guess? since 1981 (except for the period from January 1993 to May 1993). In addition to the shares listed above, Maurice Marciano "beneficially owns" for the purpose of Section 13(d) of the Securities Exchange Act

  10,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust; 30,000 shares held indirectly as president of the Maurice Marciano Family Foundation; 10,000 shares held by his wife and 35 shares held as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano.

(2)
Paul Marciano, the sole trustee and principal beneficiary of the Paul Marciano Trust, joined Guess? two months after its inception in 1981 and has served as creative director for Guess?'s advertising worldwide, and served as President and Chief Operating Officer of Guess? from September 1992 to December 2000. Paul Marciano has served as Co-Chairman and Co-Chief Executive Officer of Guess? since November 15, 1999. Paul Marciano's responsibilities include direct supervisory responsibility for Guess's global advertising and image, licensing, international business and the retail operation. Additionally, Paul Marciano, along with Maurice Marciano, is responsible for Guess?'s corporate marketing. Paul Marciano served as Senior Executive Vice President of Guess? from August 1990 to September 1992 and has served as a director of Guess? since 1990. In addition to the shares listed above, Paul Marciano "beneficially owns" for the purpose of Section 13(d) of the Securities Exchange Act 140,870 shares held indirectly as co-trustee of the Maurice Marciano 2001 Children's Trust (formerly the Maurice Marciano 1996 Grantor Retained Annuity Trust).

(3)
The selling stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their respective names. As a result, we cannot estimate the number of shares of our common stock that each selling stockholder will beneficially own after termination of sales under this prospectus. For the purposes of this table, however, we have assumed that each stockholder sells all of his shares available for sale hereunder. In addition, each selling stockholder may have sold, transferred or otherwise disposed of all or a portion of his shares of our common stock since the date on which he provided information for this table.

Plan of Distribution

        The shares of common stock offered hereby may be sold by each selling stockholders or by his respective pledgees, donees, transferees or other successors in interest. Each selling stockholder may sell his shares on the New York Stock Exchange, in the over-the-counter market or in private transactions. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following methods (as well as other methods of sale):

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  one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by a selling stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  one or more purchases by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

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  one or more ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

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  one or more privately negotiated transactions between the selling stockholders and purchasers without a broker-dealer.

        The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling stockholders may be deemed to be

"underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

        We are bearing all costs, expenses and fees in connection with the registration of the shares of our common stock offered by this prospectus.

Legal Matters

        The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for us by O'Melveny & Myers LLP.

Experts

        The consolidated financial statements of Guess?, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        We have filed our registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the securities. The registration statement and the exhibits to the registration statement contain more information than this prospectus does. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's public reference facility at:

      Securities and Exchange Commission
      Room 1024
      450 Fifth Street, N.W.
      Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov or at our web site at www.guess.com.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room listed above, or through the web site listed above. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

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  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2003, June 28, 2003 and September 27, 2003;

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  our Current Reports on Form 8-K filed on May 5, 2003 and February 19, 2004; and

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  the description of our common stock contained in our registration statements filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

        We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Guess?, Inc.
      1444 S. Alameda Street
      Los Angeles, California 90021
      Attn: Investor Relations
      (213) 765-3100

        You should rely only on the information incorporated by reference, provided in this prospectus or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

GUESS?, INC.
5,700,000 Shares of
Common Stock

PROSPECTUS

February 25, 2004

QuickLinks

Risk Factors
Risks of Our Business
Risks of Our Industry
Risks of This Offering
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information